Exhibit 99.1

James Moniz	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

INTEVAC ANNOUNCES THIRD QUARTER 2017 FINANCIAL RESULTS

Santa Clara, Calif.—October 30, 2017—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the quarter and nine months ended September 30, 2017.

Third Quarter Highlights

-	Revenue and earnings exceeding guidance, primarily due to pull-ins of technology upgrades in our core HDD (hard disk drive) business;

-	Revenues recognized on two 200 Lean® HDD systems; two additional 200 Leans booked for delivery in 2018, bringing 200 Lean backlog to five systems at quarter end; and

-	Improved performance for Photonics, with new orders, revenues, gross margin and operating margin each increasing quarter-over-quarter.

Commenting on the third quarter, President and CEO Wendell Blonigan said, “With continued favorable conditions for our hard drive business, we exceeded our expectations for the quarter, and again added to backlog for 2018 revenue. Year to date, we have recognized revenue on every one of our three new Thin-film Equipment platforms: the INTEVAC VERTEX™, the MATRIX™ and the ENERGi™ ion implant tool. In the third quarter, we continued to make progress moving through customer evaluations and qualifications of oDLC™ for multiple applications. With our Photonics business on track to deliver a similar year in 2017, the strengthening of our HDD business – and the actions we have taken to build VERTEX inventory ahead of anticipated orders – gives us the confidence that we will achieve our strong revenue growth and profitability objectives for the full year.”

($ Millions, except per share amounts)	Q3 2017		Q3 2016
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$26.7	$26.7	$22.6	$22.6
Operating Income (Loss)	$1.3	$1.0	$(0.3)	$(0.3)
Net Income (Loss)	$1.2	$0.9	$(0.5)	$(0.4)
Net Income (Loss) per Share	$0.05	$0.04	$(0.02)	$(0.02)

	Nine Months Ended September 30, 2017		Nine Months Ended October 1, 2016
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$88.1	$88.1	$51.1	$51.1
Operating Income (Loss)	$4.7	$4.5	$(10.4)	$(10.5)
Net Income (Loss)	$4.2	$4.0	$(10.3)	$(10.4)
Net Income (Loss) per Share	$0.18	$0.17	$(0.50)	$(0.50)

Intevac’s non-GAAP adjusted results exclude the impact of changes in fair value of contingent consideration liabilities associated with business combinations. A reconciliation of the GAAP and non-GAAP adjusted results is provided in the financial table included in this release. See also “Use of Non-GAAP Financial Measures” section.

Third Quarter 2017 Summary

Net income for the quarter was $1.2 million, or $0.05 per diluted share, compared to a net loss of $481,000, or $0.02 per diluted share, in the third quarter of 2016. Non-GAAP net income was $947,000 or $0.04 per diluted share. This compares to the third quarter 2016 non-GAAP net loss of $429,000 or $0.02 per diluted share.

Revenues were $26.7 million, including $17.2 million of Thin-film Equipment revenues and Photonics revenues of $9.5 million. Thin-film Equipment revenues included two 200 Lean HDD systems, upgrades, spares and service. Photonics revenues included $2.2 million of research and development contracts. In the third quarter of 2016, revenues were $22.6 million, including $14.3 million of Thin-film Equipment revenues and Photonics revenues of $8.3 million, which included $1.6 million of research and development contracts.

Thin-film Equipment gross margin was 45.5% compared to 32.4% in the third quarter of 2016 and 38.4% in the second quarter of 2017. The improvement from the third quarter of 2016 reflected a higher level of revenue and improved factory absorption. The improvement from the second quarter of 2017 reflected higher margins on systems shipments, offset in part by higher inventory provisions. Thin-film Equipment gross margin in the second quarter of 2017 reflected the lower margin on a pilot MATRIX ion implant system for solar panels.

Photonics gross margin was 36.5% compared to 46.9% in the third quarter of 2016 and 33.4% in the second quarter of 2017. The decrease from the third quarter of 2016 was due to lower margins on research and development contracts and higher inventory provisions. The improvement from the second quarter of 2017 was due to improved sensor yields and higher margins on research and development contracts, offset in part by higher inventory provisions. Consolidated gross margin was 42.3%, compared to 37.7% in the third quarter of 2016 and 37.0% in the second quarter of 2017.

R&D and SG&A expenses were $10.3 million, compared to $8.8 million in the third quarter of 2016 and to $10.1 million in the second quarter of 2017. Higher year-over-year expenses reflected increased variable compensation program accruals.

Order backlog totaled $72.8 million on September 30, 2017, compared to $68.9 million on July 1, 2017 and $72.9 million on October 1, 2016. Backlog at both September 30, 2017 and July 1, 2017 included five 200 Lean HDD systems and twelve ENERGi solar ion implant systems. Backlog at October 1, 2016 included four 200 Lean HDD systems, three INTEVAC VERTEX display cover panel coating systems, two INTEVAC MATRIX solar systems, and two ENERGi solar ion implant systems.

The Company ended the quarter with $44.8 million of total cash, restricted cash and investments and $79.8 million in tangible book value.

First Nine Months 2017 Summary

Net income was $4.2 million, or $0.18 per diluted share, compared to a net loss of $10.3 million, or $0.50 per diluted share, for the first nine months of 2016. Non-GAAP net income was $4.0 million or $0.17 per diluted share. This compares to the first nine months of 2016 non-GAAP net loss of $10.4 million or $0.50 per diluted share.

Revenues were $88.1 million, including $61.1 million of Thin-film Equipment revenues and Photonics revenues of $27.0 million, compared to revenues of $51.1 million, including $25.9 million of Thin-film Equipment revenues and Photonics revenues of $25.2 million, for the first nine months of 2016.

Thin-film Equipment gross margin was 42.0%, compared to 28.3% in the first nine months of 2016. The improvement reflected a higher level of revenue and improved factory absorption. Photonics gross margin was 37.5% compared to 44.3% in the first nine months of 2016, reflecting lower margins on research and development contracts and higher inventory provisions. Consolidated gross margin was 40.7%, compared to 36.2% in the first nine months of 2016.

R&D and SG&A expenses were $31.3 million compared to $29.0 million in the first nine months of 2016. The higher level of expenses reflects increased accruals for variable compensation programs as a result of the Company’s improved outlook for profitability for the year, and increased legal expenses for patent activity and contracts.

Use of Non-GAAP Financial Measures

Intevac’s non-GAAP results exclude the impact of changes in fair value of contingent consideration liabilities associated with business combinations. A reconciliation of the GAAP and non-GAAP results is provided in the financial tables included in this release.

Management uses non-GAAP results to evaluate the company’s operating and financial performance in light of business objectives and for planning purposes. These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Intevac believes these measures enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP.

Conference Call Information

The Company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (877) 334-0811 prior to the start time. For international callers, the dial-in number is (408) 427-3734. You may also listen live via the Internet at the Company’s website, www.intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. EDT. You may access the replay by calling (855) 859-2056 or, for international callers, (404) 537-3406, and providing Replay Passcode 86944119.

About Intevac

Intevac was founded in 1991 and has two businesses: Thin-film Equipment and Photonics.

In our Thin-film Equipment business, we are a leader in the design and development of high-productivity, thin-film processing systems. Our production-proven platforms are designed for high-volume manufacturing of substrates with precise thin film properties, such as the hard drive media, display cover panel, and solar photovoltaic markets we serve currently.

In our Photonics business, we are a recognized leading developer of advanced high-sensitivity digital sensors, cameras and systems that primarily serve the defense industry. We are the provider of integrated digital imaging systems for most U.S. military night vision programs.

For more information call 408-986-9888, or visit the Company’s website at www.intevac.com. 200 Lean® is a registered trademark and INTEVAC MATRIX™, INTEVAC VERTEX™, ENERGi™ and oDLC™ are trademarks of Intevac, Inc.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,“ “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: customer adoption of our products, an increase in the revenue opportunity pipeline for Photonics, and the future financial performance of Intevac, such as achieving profitability. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. These risks include, but are not limited to: technology risk and challenges achieving customer adoption and revenue recognition in Thin-film Equipment markets and delays in Photonics programs, each of which could have a material impact on our business, our financial results, and the Company’s stock price. These risks and other factors are detailed in the Company’s periodic filings with the U.S. Securities and Exchange Commission.

INTEVAC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Net revenues
Thin-film Equipment	$17,177	$14,272	$61,087	$25,941
Photonics	9,549	8,287	26,990	25,201

Total net revenues	26,726	22,559	88,077	51,142
Gross profit	11,298	8,515	35,816	18,497
Gross margin
Thin-film Equipment	45.5%	32.4%	42.0%	28.3%
Photonics	36.5%	46.9%	37.5%	44.3%

Consolidated	42.3%	37.7%	40.7%	36.2%
Operating expenses
Research and development	4,535	4,067	13,635	14,220
Selling, general and administrative	5,778	4,720	17,663	14,814
Acquisition-related[1]	(283)	52	(181)	(90)

Total operating expenses	10,030	8,839	31,117	28,944

Total operating income (loss)	1,268	(324)	4,699	(10,447)
Operating income (loss)
Thin-film Equipment	1,213	(998)	4,821	(10,117)
Photonics	1,417	1,737	3,646	3,656
Corporate	(1,362)	(1,063)	(3,768)	(3,986)

Total operating income (loss)	1,268	(324)	4,699	(10,447)
Interest income and other income (expense), net	28	60	265	184

Net income (loss) before income taxes	1,296	(264)	4,964	(10,263)
Provision for income taxes	66	217	805	13

Net income (loss)	$1,230	$(481)	$4,159	$(10,276)

Net income (loss) per share
Basic	$0.06	$(0.02)	$0.19	$(0.50)
Diluted	$0.05	$(0.02)	$0.18	$(0.50)
Weighted average common shares outstanding
Basic	21,714	20,869	21,475	20,704
Diluted	22,970	20,869	22,989	20,704

1 Results for all periods presented include changes in fair value of contingent consideration obligations associated with the Solar Implant Technology (SIT) acquisition in 2010.

INTEVAC, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except par value)

	September 30, 2017	December 31, 2016
	(Unaudited)	(see Note)
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$37,234	$44,645
Accounts receivable, net	22,311	17,447
Inventories	32,581	24,876
Prepaid expenses and other current assets	2,825	1,768

Total current assets	94,951	88,736
Long-term investments	6,165	3,593
Restricted cash	1,400	1,602
Property, plant and equipment, net	12,509	11,237
Intangible assets, net	1,662	2,258
Other long-term assets	745	898

Total assets	$117,432	$108,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,036	$5,323
Accrued payroll and related liabilities	5,781	4,220
Other accrued liabilities	7,856	17,011
Customer advances	12,347	5,422

Total current liabilities	33,020	31,976
Other long-term liabilities	2,994	3,082
Stockholders’ equity
Common stock ($0.001 par value)	22	21
Additional paid-in capital	176,282	171,314
Treasury stock, at cost	(28,489)	(28,489)
Accumulated other comprehensive income	443	321
Accumulated deficit	(66,840)	(69,901)

Total stockholders’ equity	81,418	73,266

Total liabilities and stockholders’ equity	$117,432	$108,324

Note: Amounts as of December 31, 2016 are derived from the December 31, 2016 audited consolidated financial statements.

INTEVAC, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Non-GAAP Income (Loss) from Operations
Reported operating income (loss) (GAAP basis)	$1,268	$(324)	$4,699	$(10,447)
Change in fair value of contingent consideration obligations[1]	(283)	52	(181)	(90)

Non-GAAP Operating Income (Loss)	$985	$(272)	$4,518	$(10,537)

Non-GAAP Net Income (Loss)
Reported net income (loss) (GAAP basis)	$1,230	$(481)	$4,159	$(10,276)
Change in fair value of contingent consideration obligations[1]	(283)	52	(181)	(90)

Non-GAAP Net Income (Loss)	$947	$(429)	$3,978	$(10,366)

Non-GAAP Net Income (Loss) Per Diluted Share
Reported net income (loss) per diluted share (GAAP basis)	$0.05	$(0.02)	$0.18	$(0.50)
Change in fair value of contingent consideration obligations[1]	(0.01)	—	(0.01)	—

Non-GAAP Net Income (Loss) Per Diluted Share	$0.04	$(0.02)	$0.17	$(0.50)

Weighted average number of diluted shares	22,970	20,869	22,989	20,704

1 Results for all periods presented include changes in fair value of contingent consideration obligations associated with the Solar Implant Technology (SIT) acquisition in 2010.